As filed with the Securities and Exchange Commission on May 6, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement

under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. 3)

Tanger Properties Limited Partnership

(Name of Subject Company (Issuer))

Tanger Properties Limited Partnership

(Names of Filing Person (Offeror))

3.75% Exchangeable Senior Notes Due 2026

(Title of Class of Securities)

875484AE7

(CUSIP Numbers of Class of Securities)

Steven B. Tanger, President and Chief Executive Officer

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

(336) 292-3010

(Name, Address and Telephone Numbers of Person Authorized

to Receive Notices and Communications on Behalf of Filing Person)

Copies to:

Raymond Y. Lin, Esq.	Robert W. Downes, Esq.
Gregory P. Rodgers, Esq.	Sullivan & Cromwell LLP
Latham & Watkins LLP	125 Broad Street
885 Third Avenue, Suite 1000	New York, New York 10004
New York, New York 10022	(212) 558-4000
(212) 906-1200

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$146,338,698	$8,166

(1)	Estimated solely for calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended. The proposed maximum offering price is calculated based on (a) the product of (i) $98.75, which was the average of the bid and asked price of one of the 3.75% Exchangeable Senior Notes due 2026 (the “Notes”) on April 7, 2009, and (ii) the quotient of (x) $149,500,000, the aggregate principal amount at maturity of the Notes which are sought for exchange, and (y) $1,000, less (b) $1,292,552, the maximum aggregate amount of accrued and unpaid interest, payable in cash, to be paid by the Operating Partnership pursuant to the exchange offer, assuming that the exchange offer is fully subscribed by holders of the Notes and the settlement date is May 8, 2009.
(2)	The amount of the filing fee calculated in accordance with Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, by multiplying .0000558 by the aggregate transaction value.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$8,166	Filing Party:	Tanger Factory Outlet Centers, Inc.
			Tanger Properties Limited Partnership

Form or Registration No.:	Form S-4 (333-158503) Form S-4 (333-158503-01)	Date Filed:	April 9, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 3 amends and supplements the tender offer statement on Schedule TO originally filed with the United States Securities and Exchange Commission, or the SEC, with respect to an offer, or the Exchange Offer, by Tanger Properties Limited Partnership, a North Carolina limited partnership, or the Operating Partnership, to exchange common shares, $0.01 par value per share, or Company Common Shares, of Tanger Factory Outlet Centers, Inc., a North Carolina corporation, or the Company, for any and all of the Operating Partnership’s outstanding 3.75% exchangeable senior notes due 2026 (CUSIP No. 875484AE7), or the Notes, upon the terms and subject to the conditions contained in the prospectus (as may be amended or supplemented from time to time, the Prospectus), which forms part of the Company’s and the Operating Partnership’s joint Registration Statement on Form S-4 (File Nos. 333-158503 and 333-158503-01) originally filed with the Securities and Exchange Commission on April 9, 2009 (as amended, the Registration Statement), and the related letter of transmittal, copies of which are attached as Exhibits (a)(1)(i) and (a)(1)(ii), respectfully.

This tender offer statement on Schedule TO is being filed in satisfaction of the requirements on Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

Item 4. Terms of the Transaction.

Item 4(a) of the Schedule TO, which incorporates by reference the information contained in the Prospectus, is hereby amended and supplemented by adding the following thereto:

The Collared Average VWAP (as defined in the Prospectus) is $33.2584. For each $1,000 principal amount of Notes that is validly tendered and not validly withdrawn in the exchange offer, 34.2079 Company Common Shares will be issued.

On May 6, 2009, the Operating Partnership issued a press release announcing the total number of Company Common Shares to be issued as consideration in the Exchange Offer, a copy of which is attached as Exhibit (a)(5)(ii) hereto and is incorporated herein by reference.

Item 12. Exhibits.

Item 12 is hereby amended and restated as follows:

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(i)	Prospectus (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4 filed April 17, 2009).

(a)(1)(ii)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 of Amendment No. 1 to the Registration Statement on Form S-4 filed April 17, 2009).

(a)(2)	None.

(a)(3)	None.

(a)(4)(i)	Incorporated by reference herein as Exhibit (a)(1)(i).

(a)(4)(ii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 24, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 27, 2009).

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 27, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 28, 2009).

Exhibit No.	Description
(a)(4)(iv)

Text of the website that is being maintained in connection with the Exchange Offer, updated on April 28, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 28, 2009).

(a)(4)(v)

Text of the website that is being maintained in connection with the Exchange Offer, updated on April 29, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 29, 2009).

(a)(4)(vi)

Text of the website that is being maintained in connection with the Exchange Offer, updated on April 30, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 30, 2009).

(a)(4)(vii)

Text of the website that is being maintained in connection with the Exchange Offer, updated on May 1, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 1, 2009).

(a)(4)(viii)

Text of the website that is being maintained in connection with the Exchange Offer, updated on May 4, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 4, 2009).

(a)(4)(ix)

Text of the website that is being maintained in connection with the Exchange Offer, updated on May 5, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 6, 2009).

(a)(5)(i)

Press Release, dated April 9, 2009, announcing the commencement of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed April 9, 2009, pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(a)(5)(ii)

Press Release, dated May 6, 2009, announcing the number of Company Common Shares to be issued as consideration in the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed May 6, 2009, pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(b)	None.

(d)(i)	Form of Senior Indenture (Incorporated by reference to the Exhibit 4(a) to the Company’s Current Report on Form 8-K dated March 6, 1996, SEC file number 96 047468)

(d)(ii)	Form of Fourth Supplemental Indenture (to Senior Indenture) dated November 5, 2005. (Incorporated by reference to Exhibit 4.2D to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

(d)(iii)	Form of Fifth Supplemental Indenture (to Senior Indenture) dated August 16, 2006. (Incorporated by reference to Exhibit 4.2E to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

(d)(iv)	Dealer Manager Agreement, dated as of April 9, 2009, among the Operating Partnership, the Company, Goldman, Sachs & Co. and the other dealer managers party thereto (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-4 filed April 9, 2009).

(g)	None.

(h)	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form S-4 filed April 9, 2009).

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TANGER PROPERTIES LIMITED PARTNERSHIP

By: Tanger GP Trust, its sole general partner

Date: May 6, 2009	By:	/s/ Steven B. Tanger
Steven B. Tanger President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(i)	Prospectus (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-4 filed April 17, 2009).

(a)(1)(ii)	Letter of Transmittal (incorporated by reference to Exhibit 99.1 of Amendment No. 1 to the Registration Statement on Form S-4 filed April 17, 2009).

(a)(2)	None.

(a)(3)	None.

(a)(4)(i)	Incorporated by reference herein as Exhibit (a)(1)(i).

(a)(4)(ii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 24, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 27, 2009).

(a)(4)(iii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 27, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 28, 2009).

(a)(4)(iv)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 28, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 28, 2009).

(a)(4)(v)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 29, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 29, 2009).

(a)(4)(vi)	Text of the website that is being maintained in connection with the Exchange Offer, updated on April 30, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on April 30, 2009).

(a)(4)(vii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on May 1, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 1, 2009).

(a)(4)(viii)	Text of the website that is being maintained in connection with the Exchange Offer, updated on May 4, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 4, 2009).

(a)(4)(ix)	Text of the website that is being maintained in connection with the Exchange Offer, updated on May 5, 2009 (incorporated by reference to Form 425 filed with the Securities and Exchange Commission on May 6, 2009).

(a)(5)(i)	Press Release, dated April 9, 2009, announcing the commencement of the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed April 9, 2009, pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(a)(5)(ii)

Press Release, dated May 6, 2009, announcing the number of Company Common Shares to be issued as consideration in the Exchange Offer (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed May 6, 2009, pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(b)	None.

(d)(i)	Form of Senior Indenture (Incorporated by reference to the Exhibit 4(a) to the Company’s Current Report on Form 8-K dated March 6, 1996, SEC file number 96 047468)

Exhibit No.	Description
(d)(ii)	Form of Fourth Supplemental Indenture (to Senior Indenture) dated November 5, 2005. (Incorporated by reference to Exhibit 4.2D to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

(d)(iii)	Form of Fifth Supplemental Indenture (to Senior Indenture) dated August 16, 2006. (Incorporated by reference to Exhibit 4.2E to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

(d)(iv)	Dealer Manager Agreement, dated as of April 9, 2009, among the Operating Partnership, the Company, Goldman, Sachs & Co. and the other dealer managers party thereto (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-4 filed April 9, 2009).

(g)	None.

(h)	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form S-4 filed April 9, 2009).